Exhibit 5.6

April 15, 2013

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

One Bryant Park

New York, New York 10036

As Representatives of the several Underwriters

Re:	Fidelity National Information Services, Inc.: $250,000,000 2.0% Senior Notes due 2018 and $1,000,000,000 3.5% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special Oklahoma counsel to the parties listed on Schedule 1 attached hereto (each an “Opinion Party” and collectively “Opinion Parties”) in connection with the “Transaction Documents” listed on Schedule 2 attached hereto and other matters addressed herein.

We refer to the $250,000,000 aggregate principal amount of 2.0% Senior Notes due 2018 (the “2018 Notes”) and the $1,000,000,000 aggregate principal amount of 3.5% Senior Notes due 2023 (the “2023 Notes”) to be issued by Fidelity National Information Services, Inc., a Georgia corporation (“FIS”), pursuant to an underwriting agreement, dated April 10, 2013 (the “Underwriting Agreement”), among Barclays Capital, Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of themselves and additional underwriters named in the Underwriting Agreement and identified on Schedule 3 attached hereto (collectively, the “Underwriters”), FIS, and the entities listed on the signature pages of the Underwriting Agreement as “Guarantors” (the “Guarantors”). The 2018 Notes and 2023 Notes and the related guarantees of the Guarantors described in Article 12 of the Indenture (as defined below) and evidenced by each Notation of Guaranty (the “Guarantees,” and together with the 2018 Notes and 2023 Notes, the “Securities”) are being issued pursuant to an Indenture, dated

April 15, 2013

April 15, 2013 (the “Base Indenture”), as amended by a First Supplemental Indenture to be dated as of April 15, 2013 and a Second Supplemental Indenture to be dated as of April 15, 2013 (collectively, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), among FIS, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The 2018 Notes and 2023 Notes will be registered pursuant to a registration statement, dated March 5, 2013 (the “Registration Statement”), filed by FIS with the United States Securities and Exchange Commission.

This opinion is furnished to you at the request of the Opinion Parties pursuant to Section 6(h)(vi) of the Underwriting Agreement.

For purposes of this opinion, we have reviewed copies of the “Transaction Documents” listed on Schedule 2 attached hereto and copies of the “Organizational Documents” listed on Schedule 4 attached hereto.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in the attached schedules to this opinion, and if not defined therein, shall have the meanings given to those terms in the Underwriting Agreement.

In rendering this opinion we have, with your permission, relied on the representations made in the Underwriting Agreement and the Guarantees, certificates of public officials, a composite officers’ certificate from the Opinion Parties, a copy of which is annexed hereto as Schedule 5 (the “Officers’ Certificate”), certain resolutions relating to the transactions contemplated by the Underwriting Agreement adopted by the board of directors, sole director, board of managers, sole manager, and members, as applicable, of the Opinion Parties, and the officer’s certificate delivered pursuant to Section 6(e) of the Underwriting Agreement, as to certain factual matters and assumed, without investigation, verification, or inquiry, that:

(a)	Each party to the Transaction Documents, other than the Opinion Parties, is validly existing and in good standing or the equivalent as a corporation, limited liability company, association or other legal entity under the laws of its jurisdiction of incorporation, organization or formation;

(b)	Each party to the Transaction Documents, other than the Opinion Parties, has the necessary right, power and authority to execute and deliver, and perform its obligations, if any, under the Transaction Documents; the Transaction Documents have been duly authorized by all parties thereto, other than the Opinion Parties; and the Transaction Documents constitute the legal, valid and binding obligations of all parties thereto;

(c)	The Transaction Documents have been duly executed, delivered and accepted by all parties thereto, other than the Opinion Parties;

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(d)	All natural persons who are signatories to the Transaction Documents or the other documents reviewed by us were legally competent at the time of execution; all signatures on the Transaction Documents and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original;

(e)	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

(f)	The conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability;

(g)	There are no agreements or understandings among the parties, written or oral (other than the Transaction Documents and the instruments and agreements executed and delivered by the Opinion Parties pursuant to the Transaction Documents), and we have no actual knowledge of such agreements or understandings, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents; and

(h)	The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

Based upon the foregoing, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1. Each of the Opinion Parties (a) is a corporation or limited liability company validly existing under the laws of Oklahoma; (b) is in good standing or other comparable status under the laws of Oklahoma; (c) has the corporate or limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; and (d) has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the performance of its obligations thereunder. The execution and delivery by each Opinion Party of the Transaction Documents to which it is a party does not, and if each of the Opinion Parties were now to perform its obligations thereunder such performance would not, result in any violation of the articles or certificate of incorporation or bylaws, or the certificate of formation or limited liability company operating agreement, as applicable, of such Opinion Party.

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2. Each of the Opinion Parties has duly executed the Transaction Documents to which it is a party.

3. The Guarantees to be issued by the Opinion Parties have been duly authorized by the Opinion Parties for issuance pursuant to the Underwriting Agreement and the Indenture.

4. The execution and delivery by each Opinion Party of the Transaction Documents to which it is a party and the performance by such Opinion Party of its obligations thereunder, if such Opinion Party were to perform its obligations on the date hereof, do not violate any law of Oklahoma which we have, in the exercise of customary professional diligence, recognized as applicable to corporations or limited liability companies, as applicable, in relation to the transactions of the type contemplated by the Transaction Documents, except for state securities or blue sky laws, as to which laws and regulations we express no opinion.

5. No consent, approval, authorization or order of, other action by or filing with, any governmental agency or body in the State of Oklahoma is required for the execution and delivery by any Opinion Party of the Transaction Documents to which it is a party or the performance by the Opinion Parties of their respective obligations under the Transaction Documents to which they are parties, except for (a) those already obtained and in full force and effect and (b) such as may be required under applicable state securities or blue sky laws and regulations (as to which laws and regulations we express no opinion).

The foregoing opinions are subject to the following additional assumptions, limitations and qualifications:

A. As to questions of fact material to this opinion, we have relied, with your permission, upon the sources of information referred to in the sixth paragraph of this opinion letter.

B. Our opinions in paragraphs 1(a) and 1(b) are based solely upon our review of certificates from the Secretary of State of Oklahoma.

C. The opinions expressed herein are limited to the applicable internal state laws of the State of Oklahoma.

D. We express no opinion herein as to: (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering or health and safety laws or regulations; (vi) any federal or state banking law, rule or regulation, including, without limitation, any such law, rule or regulation pertaining to licensure of mortgage brokers or bankers, privacy and non-disclosure and consumer credit; (vii) any federal or state law, rule or regulation governing the provision of healthcare, including without limitation, any such law, rule or regulation pertaining to privacy

April 15, 2013

and non-disclosure reimbursement and private or public health insurance; (viii) county, city or other local laws, regulations, or ordinances; (ix) any matters pertaining to or arising under the Uniform Commercial Code of any jurisdiction; or (x) provisions providing for the payment of interest upon interest. The opinions expressed in paragraph 5 are limited to our consideration only of those consents, approvals, authorizations or orders of Oklahoma state courts or Oklahoma state governmental authorities, if any, which we have, in the exercise of customary professional diligence, recognized as applicable to transactions of the type referred to herein.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is being provided for the benefit of the addressees hereof and may not be relied upon by any person or entity other than the Trustee, the Underwriters and an Underwriter’s successor in interest by means of merger, consolidation, transfer of a business or other similar transaction, or for any other purpose (nor may this letter or any copies hereof be furnished to any third party, filed with a governmental agency, quoted, cited, or otherwise referred to) without our express written permission.

Very truly yours,

/s/ PHILLIPS MURRAH P.C.

PHILLIPS MURRAH P.C.

Schedule 1

Opinion Parties

Entity Name	Jurisdiction of Organization
Advanced Financial Solutions, Inc.	Oklahoma
Endpoint Exchange LLC	Oklahoma

Schedule 2

Transaction Documents

1.	The Underwriting Agreement

2.	The Indenture

3.	The Registration Statement

4.	The 2018 Notes and 2023 Notes

5.	The Guarantees

Schedule 3

Additional Underwriters

Credit Agricole Securities (USA) Inc.

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

SMBC Nikko Capital Markets Limited

TD Securities (USA) LLC

Schedule 4

Organizational Documents

Advanced Financial Solutions, Inc.:

Certified copy of certificate of incorporation from the State of Oklahoma

Certificate of good standing in the State of Oklahoma

Certificate of Secretary as to:

Charter

By-laws

Resolutions

Endpoint Exchange LLC:

Certified copy of articles of organization from the State of Oklahoma

Certificate of good standing in the State of Oklahoma

Certificate of Secretary as to:

Charter

Operating Agreement

Resolutions

Schedule 5

Officers’ Certificate

[attached]